AMENDMENT TO CREDIT AGREEMENT


     This AMENDMENT ("Amendment") dated as of January 21, 2002 is by and between FIRST UNION NATIONAL BANK, a national banking association with a place of business at 190 River Road, Summit, New Jersey 07901 (the "Bank") and Dataram Corporation, a New Jersey corporation having its chief executive office at 186 Princeton Road, West Windsor, New Jersey 08550 (the "Borrower")

                          W I T N E S S E T H:

     WHEREAS, the Borrower and Bank are parties to a certain Credit Agreement dated as of April 16, 2001 (the "Credit Agreement") and certain other Loan Documents executed and delivered in connection therewith; and

     WHEREAS, the Borrower has requested certain modifications to certain covenants and a reduction of certain of the interest rates set forth in the Credit Agreement; and

     WHEREAS, Bank is agreeable to the requests of the Borrower on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

     1.    Defined Terms; Effect of Amendment.

     (a) Unless otherwise modified hereby, all capitalized terms used herein which are defined in the Credit Agreement, and not otherwise defined herein, are used herein as defined in the Credit Agreement. All capitalized terms used herein which are defined in the Credit Agreement and modified herein shall have the meaning assigned to such terms in the Credit Agreement as so modified.

     (b) This Amendment is an amendment to the Credit Agreement. Unless the context of this Amendment otherwise requires, the Credit Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Credit Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Credit Agreement to the "Credit Agreement", "this Agreement", "hereto", "hereof', "hereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and all references in the Notes and the other Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.

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     2.     Amendments to Credit Agreement.

     (a) The definition of "Consolidated Net Earnings Available for Fixed Charges" in Section 1. of the Credit Agreement shall be amended and restated in its entirety to read as follows:

          "Consolidated Net Earning Available for Fixed Charges" means for the Four Quarter Period immediately preceding the date of determination, the amount by which (a) the sum of (i) Consolidated Net Earnings plus (ii) Consolidated Interest Charges (to the extent deducted in determining Consolidated Net Earnings), plus (iii) depreciation and amortization charges (to the extent deducted in determining Consolidated Net Earnings) plus (iv) all non-cash charges (to the extent deducted in determining Consolidated Net Earnings), exceeds (b) the sum of (i) Capital Expenditures of the Borrower and Subsidiaries and (ii) dividends or other distributions paid on the Borrower's capital stock in cash or property, and other amounts paid in connection with any purchase, redemption, retirement or other acquisition of any capital stock of the Borrower by the Borrower or any Subsidiary, net of cash proceeds realized from the sale of stock of the Borrower under its stock option plans.

     (b) There shall be added a new clause (E) to the end of the definition of Permitted Liens in Section 1.1 of the Credit Agreement, that will read as follows:

          "and (E) any Lien on the specific assets acquired with the proceeds of the Debt permitted to be under Section 5.4 (A) (iii) solely for the purpose of securing said Debt."

     (c) The reference in Section 2.l(D)(1)(b) to "one and three quarters percent (1.75%)" shall be amended to read: "one and one quarter percent (1.25%)".

     (d) Inasmuch as upon the effectiveness of this Amendment the Term Loan shall be paid in full, Section 2.2 of the Credit Agreement shall be deleted and replaced with the following reference:

          "2.2  [INTENTIONALLY DELETED]"

     (e) Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "5.1  LOANS, ADVANCES AND INVESTMENTS

          The Borrower will not, and will not permit any Subsidiary to, make any loan or advance to, or investment in, any Person except for (A) loans, advances or investments by any Subsidiary to or in the Borrower; (B) loans, advances or investments by the Borrower to or in any Subsidiary made in any fiscal year of the Borrower which do not exceed, individually or in the aggregate, the greater of $3,000,000 or 50% of Excess Cash Flow for such fiscal year; (C) other loans, advances or investments which, in the aggregate do not exceed $100,000 (measured on a consolidated basis as to the Borrower

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and Subsidiaries); and provided further that at the time of any loan, advance or investment permitted under clauses (A), (B) or (C) above no Default or Event of Default exists or would result from the making of such loan, advance or investment."

     (f) Section 5.2(A) of the Credit Agreement is hereby deleted in its entirety, and shall be replaced with the following reference:

          "(A)  [INTENTIONALLY DELETED]"

     (g) Section 5.2(B) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "(B) Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, expressed as a percentage, of Consolidated Net Earnings Available for Fixed Charges to Consolidated Fixed Charges at any time to be less than 125 percent for the immediately preceding Four Quarter Period."

     (h) Section 5.2(D) of the Credit Agreement is hereby deleted and replaced with the following new covenant:

          "(D) Total Liabilities to Tangible Net Worth Ratio. The Borrower shall, at all times, maintain a ratio of Consolidated Total Debt to Consolidated Tangible Net Worth of not more than 1.50 to 1.00. For purposes of calculating the covenant above, the amount of any Debt that is subordinate to the Obligations on terms and conditions approved by the Bank, in its sole discretion, shall be subtracted from Consolidated Total Debt."

     (i) Clause (A) Section 5.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "(A) The Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Debt (including any Contingent Obligations) except for (i) Debt owed by the Borrower to any Subsidiary, or by any Subsidiary to the Borrower or another Subsidiary, (ii) existing debt set forth on Schedule 5.4 annexed hereto, and (iii) Debt in an amount not to exceed $2,000,000 incurred solely to finance the acquisition of new equipment to be used in the business of the Borrower and any Subsidiary, whether such acquisition is through a purchase money loan or a Capitalized Lease transaction."

     (j) The reference to "with a copy to:" and the address that follows said reference below the Bank's address in Section 8.10 of the Credit Agreement is hereby deleted in its entirety.


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     3.     Full Force and Effect. Except as expressly modified by this
Amendment, all of the terms and conditions of the Credit Agreement shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof. This Amendment is limited as written and shall not be deemed (i) to be an amendment of or a consent under or waiver of any other term or condition of the Credit Agreement or (ii) to prejudice any right or rights which Bank now has or may have in the future under or in connection with the Credit Agreement or such other agreements.

     4. Representations and Warranties. In order to induce Bank to enter into this Amendment, the Borrower makes the following representations and warranties to the Bank, which shall survive the execution and delivery hereof;

          (i) The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it, and this Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (ii) No Default or Event of Default has occurred and is continuing under the Credit Agreement; and

          (iii) The representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects.

     5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all which when taken together shall constitute one and the same agreement.

     6. Governing Law. This Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

     7. Conditions Precedent. This Amendment shall not be effective until (i) the Bank shall have received counterparts of this Amendment, duly executed by each of the parties hereto, (ii) the Borrower shall pay in full the existing Term Loan (at which time the Term Note shall be promptly returned to the Borrower marked "Paid in Full"), (iii) Borrower shall terminate interest rate swap transaction effected with the Bank in connection with the Term Loan, and pay all costs associated with termination, and (iv) Borrower shall have paid all reasonable fees and expenses of the Bank's counsel incurred in connection with the preparation, negotiation, execution and delivery and review of this Amendment.


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     8.     Release of Mortgage Upon Effectiveness. Upon the satisfaction of each of the conditions set forth in Section 7 above, the Bank shall execute and deliver to the Borrower a discharge of the Mortgage and the Assignment of Leases, together with any other instruments a release that the Borrower may reasonably request in connection with said discharge, and said execution and delivery shall constitute the Bank's authorization to record said discharge and other instruments in any relevant office of public records to effectuate said discharge.

     9. Landlord Waivers. The Borrower shall use its best good faith efforts to furnish to the Bank each of the remaining outstanding landlord waivers with respect to certain of its leased properties in the form provided by the Bank on or about the time of the closing of the Credit Agreement.

    10. Payment of Certain Capitalized Lease Obligations. Attached hereto is a schedule which identifies certain Capitalized Leases of the Borrower. On or before February 15, 2002, the Borrower shall pay in full all of its obligations thereunder, including, without limitation, all of its Capitalized Rentals thereunder, to cause said leases to be terminated and the title to the property leased thereunder to revert (or otherwise to be conveyed) to the Borrower.

    11. Execution Certification. The parties hereto certified that this Amendment was executed and delivered in the State of New Jersey.







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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

                                      Borrower:

WITNESS OR ATTEST                     DATARAM CORPORATION

           ANTHONY LOUGEE                        MARK MADDOCKS
By: _______________________________   By: _____________________________
    Name:  Anthony Lougee                 Name:  Mark Maddocks
    Title: Controller                     Title: Vice-President Finance



                                      Bank:

                                      FIRST UNION NATIONAL BANK,


                                      By: _____________________________
                                          Name:
                                          Title:


                                      THIS AMENDMENT IS ACKNOWLEDGED
                                      AND CONSENTED TO:

WITNESS OR ATTEST                     DATARAM ACQUISITION SUBSIDIARY, INC.,
                                      as Guarantor


           ANTHONY LOUGEE                        MARK MADDOCKS
By: _______________________________   By: _____________________________
    Name:  Anthony Lougee                 Name:  Mark Maddocks
    Title: Controller                     Title: Vice-President Finance



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               SCHEDULE OF CAPITALIZED LEASES TO BE PAID IN FULL


Lease contract no. 606552 dated April 29, 1999
Lessor:     Nordea Finans Denmark
Leased Equipment: Three (3) Fuji production lines and One (1) Advantest
Tester.





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